American Assets Trust, Inc. Reports Fourth Quarter and Year-End 2018 Financial Results

Net income available to common stockholders of $6.7 million and $19.7 million for the three months and year ended December 31, 2018, respectively, or $0.14 and $0.42 per diluted share, respectively
Funds From Operations per diluted share increased 2% and 9% year-over-year for the three months and year ended December 31, 2018, respectively
Same-store cash NOI increased 5% and 4% year-over-year for the three months and year ended December 31, 2018, respectively

SAN DIEGO, California - 2/12/19 - American Assets Trust, Inc. (NYSE: AAT) (the “company”) today reported financial results for its fourth quarter and year ended December 31, 2018.

Fourth Quarter Highlights and Recent Developments

•	Net income available to common stockholders of $6.7 million and $19.7 million for the three months and year ended December 31, 2018, respectively, or $0.14 and $0.42 per diluted share, respectively

•	Funds From Operations increased 2% and 9% year-over-year to $0.47 and $2.09 per diluted share for the three months and year ended December 31, 2018, respectively, compared to the same periods in 2017

•
Recognized approximately $4.5 million of lease termination fees in January 2019 in connection with the termination of ground lease for, and ground lessee’s surrender of, the former Sears building at Carmel Mountain Plaza in San Diego

•	Increased 2019 FFO annual guidance by $0.06 at the midpoint to a range of $2.18 to $2.26 per diluted share

•	Same-store cash NOI increased 5% and 4% year-over-year for the three months and year ended December 31, 2018, respectively, compared to the same periods in 2017

•
Leased approximately 298,000 comparable office square feet at an average straight-line basis and cash-basis contractual rent increase of 96% and 64%, respectively, during the three months ended December 31, 2018

•	Entered into a lease with Google LLC for approximately 253,000 square feet at The Landmark at One Market in San Francisco on November 2, 2018

•
Leased approximately 65,000 comparable retail square feet at an average straight-line basis and cash-basis contractual rent increase of 7% and 3%, respectively, during the three months ended December 31, 2018

•	Credit agreement amended to extend maturity date and decrease credit spreads on $100 million term loan, effective January 9, 2019

Financial Results
Net income attributable to common stockholders was $6.7 million, or $0.14 per basic and diluted share for the three months ended December 31, 2018 compared to net income of $7.1 million, or $0.15 per basic and diluted share for the three months ended December 31, 2017. For the year ended December 31, 2018, net income attributable to common stockholders was $19.7 million, or $0.42 per basic and diluted share compared to $29.1 million, or $0.62 per basic and diluted share for the year ended December 31, 2017. The quarter-over-quarter and year-over-year decrease is primarily due to an increase in depreciation expense and demolition costs at Waikele Center attributed to the redevelopment of the Kmart space.

During the fourth quarter of 2018, the company generated funds from operations (“FFO”) for common stockholders of $30.2 million, or $0.47 per diluted share, compared to $29.6 million, or $0.46 per diluted share, for the fourth quarter of 2017. For the year ended December 31, 2018, the company generated FFO for common stockholders of

$134.0 million, or $2.09 per diluted share, compared to $123.2 million, or $1.92 per diluted share, for the year ended December 31, 2017. The increase in FFO from the corresponding periods in 2017 was primarily due to the acquisitions of the Pacific Ridge Apartments on April 28, 2017, the acquisition of Gateway Marketplace on July 6, 2017, and increase in lease termination fees at Lloyd District Portfolio and Torrey Point.

FFO is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of FFO to net income is attached to this press release.

Leasing
The portfolio leased status as of the end of the indicated quarter was as follows:

	December 31, 2018	September 30, 2018	December 31, 2017
Total Portfolio
Retail	93.9%	98.5%	96.8%
Office	90.9%	91.4%	88.4%
Multifamily	93.6%	92.3%	91.8%
Mixed-Use:
Retail	96.1%	95.9%	96.9%
Hotel	93.0%	93.6%	92.5%

Same-Store Portfolio
Retail (1)	92.9%	98.3%	98.1%
Office (2)	93.0%	93.5%	88.4%
Multifamily	93.6%	92.3%	91.8%
Mixed-Use:
Retail	96.1%	95.9%	96.9%
Hotel	93.0%	93.6%	92.5%
(1) Same-store retail leased percentages includes the Forever 21 building at Del Monte Center which we acquired on September 1, 2017 after previously owning the underlying land. Same-store retail leased percentages exclude Waikele Center, due to significant redevelopment activity.
(2) Same-store office leased percentages exclude Torrey Point, which was placed into operations and became available for occupancy in August 2018 and will therefore be included in same-store office leased percentages commencing in the fourth quarter of 2019.

During the fourth quarter of 2018, the company signed 36 leases for approximately 384,700 square feet of retail and office space, as well as 469 multifamily apartment leases. Renewals accounted for 84% of the comparable retail leases, 27% of the comparable office leases and 55% of the residential leases.

Retail and Office
On a comparable space basis (i.e. leases for which there was a former tenant) during the fourth quarter 2018 and trailing four quarters ended December 31, 2018, our retail and office leasing spreads are shown below:

		Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent	Average Cash Contractual Rent Per Sq. Ft.	Prior Average Cash Contractual Rent Per Sq. Ft.	Straight-Line Basis % Change Over Prior Rent
Retail	Q4 2018	19	65,000	3.0%	$46.90	$45.52	7.3%
	Last 4 Quarters	63	239,000	3.6%	$40.73	$39.31	11.8%

Office	Q4 2018	11	298,000	63.5%	$88.41	$54.08	95.5%
	Last 4 Quarters	51	714,000	35.7%	$67.55	$49.78	56.9%

Multifamily
The average monthly base rent per leased unit for same-store properties for the three months ended December 31, 2018 was $2,048 compared to an average monthly base rent per leased unit of $1,974 for the three months ended December 31, 2017, an increase of approximately 4.0%.

Same-Store Cash Net Operating Income
For the three months and year ended December 31, 2018, same-store cash NOI increased 4.7% and 3.9%, respectively, compared to the three months and year ended December 31, 2017. The same-store cash NOI by segment was as follows (in thousands):

	Three Months Ended (1)			Year Ended (2)
	December 31,			December 31,
	2018	2017	Change	2018	2017	Change
Cash Basis:
Retail	$15,897	$15,315	3.8%	$60,138	$57,462	4.7%
Office	17,636	16,810	4.9	73,707	70,474	4.6
Multifamily	7,388	6,773	9.1	19,828	19,405	2.2
Mixed-Use	6,149	6,039	1.8	24,787	24,366	1.7
Same-store Cash NOI (3)	$47,070	$44,937	4.7%	$178,460	$171,707	3.9%

(1)
Same-store portfolio includes the Forever 21 building at Del Monte Center which we acquired on September 1, 2017 after previously owning the underlying land.  Same-store portfolio excludes (i) Waikele Center due to significant redevelopment activity; (ii) Torrey Point, which was placed into operations and became available for occupancy in August 2018; and (iii) land held for development.

(2)
Same-store portfolio includes the Forever 21 building at Del Monte Center which we acquired on September 1, 2017 after previously owning the underlying land.  Same-store portfolio excludes (i) the Pacific Ridge Apartments, which was acquired on April 28, 2017; (ii) Gateway Marketplace, which was acquired on July 6, 2017; (iii) Waikele Center due to significant redevelopment activity; (iv) Torrey Point, which was placed into operations and became available for occupancy in August 2018; and (v) land held for development.

(3)	Excluding lease termination fees for the three and twelve months ended December 31, 2018, same-store cash NOI would be 4.6% and 2.1%, respectively.

Same-store cash NOI is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of same-store cash NOI to net income is attached to this press release.

Balance Sheet and Liquidity
At December 31, 2018, the company had gross real estate assets of $2.6 billion and liquidity of $334.0 million, comprised of cash and cash equivalents of $48.0 million and $286.0 million of availability on its line of credit.

Dividends
The company declared dividends on its shares of common stock of $0.28 per share for the fourth quarter of 2018. The dividends were paid on December 27, 2018.

In addition, the company has declared a dividend on its common stock of $0.28 per share for the first quarter of 2019. The dividend will be paid on March 28, 2019 to stockholders of record on March 14, 2019.

Guidance
The company increased its guidance range for full year 2019 FFO per diluted share of $2.18 to $2.26 per share from the prior guidance range of $2.12 to $2.20 per share. The company's guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, future debt financings or repayments, except that our guidance assumes the payoff of the mortgage debt on Torrey Reserve - North Court, without penalty or premium.

The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, credit spreads and the amount and timing of acquisition and development activities. The company's actual results may differ materially from these estimates.

Conference Call
The company will hold a conference call to discuss the results for the fourth quarter and year end of 2018 on Wednesday, February 13, 2019 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-877-868-5513 and use the pass code 6088626. A telephonic replay of the conference call will be available beginning at 2:00 p.m. PT on Wednesday, February 13, 2019 through Wednesday, February 20, 2019. To access the replay, dial 1-855-859-2056 and use the pass code 6088626. A live on-demand audio webcast of the conference call will be available on the company's website at www.americanassetstrust.com. A replay of the call will also be available on the company's website.

Supplemental Information
Supplemental financial information regarding the company's fourth quarter and year end 2018 results may be found in the “Investor Relations” section of the company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	December 31, 2018	December 31, 2017
Assets
Real estate, at cost
Operating real estate	$2,549,571	$2,536,474
Construction in progress	71,228	68,272
Held for development	9,392	9,392
	2,630,191	2,614,138
Accumulated depreciation	(590,338)	(537,431)
Net real estate	2,039,853	2,076,707
Cash and cash equivalents	47,956	82,610
Restricted cash	9,316	9,344
Accounts receivable, net	9,289	9,869
Deferred rent receivables, net	39,815	38,973
Other assets, net	52,021	42,361
Total assets	$2,198,250	$2,259,864
Liabilities and equity
Liabilities:
Secured notes payable, net	$182,572	$279,550
Unsecured notes payable, net	1,045,863	1,045,470
Unsecured line of credit, net	62,337	—
Accounts payable and accrued expenses	46,616	38,069
Security deposits payable	8,844	6,570
Other liabilities and deferred credits, net	49,547	46,061
Total liabilities	1,395,779	1,415,720
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock, $0.01 par value, 490,000,000 shares authorized, 47,335,409 and 47,204,588 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	474	473
Additional paid-in capital	920,661	919,066
Accumulated dividends in excess of net income	(128,778)	(97,280)
Accumulated other comprehensive income	10,620	11,451
Total American Assets Trust, Inc. stockholders' equity	802,977	833,710
Noncontrolling interests	(506)	10,434
Total equity	802,471	844,144
Total liabilities and equity	$2,198,250	$2,259,864

American Assets Trust, Inc.
Unaudited Consolidated Statements of Operations
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenue:
Rental income	$78,365	$77,703	$309,537	$298,803
Other property income	4,240	4,043	21,330	16,180
Total revenue	82,605	81,746	330,867	314,983
Expenses:
Rental expenses	23,797	23,129	86,482	84,006
Real estate taxes	9,012	8,696	34,973	32,671
General and administrative	6,645	6,211	22,784	21,382
Depreciation and amortization	21,060	19,918	107,093	83,278
Total operating expenses	60,514	57,954	251,332	221,337
Operating income	22,091	23,792	79,535	93,646
Interest expense	(12,861)	(13,992)	(52,248)	(53,848)
Other income (expense), net	(21)	(69)	(85)	334
Net income	9,209	9,731	27,202	40,132
Net income attributable to restricted shares	(96)	(60)	(311)	(241)
Net income attributable to unitholders in the Operating Partnership	(2,440)	(2,594)	(7,205)	(10,814)
Net income attributable to American Assets Trust, Inc. stockholders	$6,673	$7,077	$19,686	$29,077

Net income per share
Basic income attributable to common stockholders per share	$0.14	$0.15	$0.42	$0.62
Weighted average shares of common stock outstanding - basic	46,967,778	46,908,745	46,950,812	46,715,520

Diluted income attributable to common stockholders per share	$0.14	$0.15	$0.42	$0.62
Weighted average shares of common stock outstanding - diluted	64,145,386	64,103,725	64,136,559	64,087,250

Dividends declared per common share	$0.28	$0.27	$1.09	$1.05

Reconciliation of Net Income to Funds From Operations
The company's FFO attributable to common stockholders and operating partnership unitholders and reconciliation to net income is as follows (in thousands except shares and per share data, unaudited):

	Three Months Ended	Year Ended
	December 31, 2018	December 31, 2018
Funds From Operations (FFO)
Net income	$9,209	$27,202
Depreciation and amortization of real estate assets	21,060	107,093
FFO, as defined by NAREIT	$30,269	$134,295
Less: Nonforfeitable dividends on restricted stock awards	(94)	(305)
FFO attributable to common stock and units	$30,175	$133,990
FFO per diluted share/unit	$0.47	$2.09
Weighted average number of common shares and units, diluted	64,148,261	64,139,437

Reconciliation of Same-Store Cash NOI to Net Income
The company's reconciliation of Same-Store Cash NOI to Net Income is as follows (in thousands, unaudited):

	Three Months Ended (1)		Year Ended (2)
	December 31,		December 31,
	2018	2017	2018	2017
Same-store cash NOI	$47,070	$44,937	$178,460	$171,707
Non-same-store cash NOI	1,403	3,881	25,210	22,298
Tenant improvement reimbursements (3)	54	1,101	4,275	1,840
Cash NOI	$48,527	$49,919	$207,945	$195,845
Non-cash revenue and other operating expenses (4)	1,269	2	1,467	2,461
General and administrative	(6,645)	(6,211)	(22,784)	(21,382)
Depreciation and amortization	(21,060)	(19,918)	(107,093)	(83,278)
Interest expense	(12,861)	(13,992)	(52,248)	(53,848)
Other income (expense), net	(21)	(69)	(85)	334
Net income	$9,209	$9,731	$27,202	$40,132

Number of properties included in same-store analysis	25	22	23	21

(1)
Same-store portfolio includes the Forever 21 building at Del Monte Center which we acquired on September 1, 2017 after previously owning the underlying land. Same-store portfolio excludes (i) Waikele Center, due to significant redevelopment activity; (ii) Torrey Point, which was placed into operations and became available for occupancy in August 2018; and (iii) land held for development.

(2)
Same-store portfolio includes the Forever 21 building at Del Monte Center which we acquired on September 1, 2017 after previously owning the underlying land. Same-store portfolio excludes (i) the Pacific Ridge Apartments, which was acquired on April 28, 2017; (ii) Gateway Marketplace, which was acquired on July 6 2017; (iii) Waikele Center, due to significant redevelopment activity; (iv) Torrey Point, which was placed into operations and became available for occupancy in August 2018; and (v) land held for development.

(3)	Tenant improvement reimbursements are excluded from same-store cash NOI to provide a more accurate measure of operating performance.

(4)
Represents adjustments related to the straight-line rent income recognized during the period offset by cash received during the period and the provision for bad debts recorded for deferred rent receivable balances; the amortization of above (below) market rents, the amortization of lease incentives paid to tenants, the amortization of other lease intangibles, lease termination fees at City Center Bellevue, and straight-line rent expense for our leases of the Annex at The Landmark at One Market and retail space at Waikiki Beach Walk - Retail.

Reported results are preliminary and not final until the filing of the company's Form 10-K with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
Funds from Operations
The company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year-over-year, captures trends in occupancy rates, rental rates and operating costs. The company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the company's properties, all of which have real economic effects and could materially impact the company's results from operations, the utility of FFO as a measure of the company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the company does, and, accordingly, the company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the company's performance. FFO should not be used as a measure of the company's liquidity, nor is it indicative of funds available to fund the company's cash needs, including the company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Cash Net Operating Income
The company uses cash net operating income ("NOI") internally to evaluate and compare the operating performance of the company's properties. The company believes cash NOI provides useful information to investors regarding the company's financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level, and when compared across periods, can be used to determine trends in earnings of the company's properties as this measure is not affected by (1) the non-cash revenue and expense recognition items, (2) the cost of funds of the property owner, (3) the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP or (4) general and administrative expenses and other gains and losses that are specific to the property owner. The company believes the exclusion of these items from net income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred in operating the company's properties as well as trends in occupancy rates, rental rates and operating costs. Cash NOI is a measure of the operating performance of the company's properties but does not measure the company's performance as a whole. Cash NOI is therefore not a substitute for net income as computed in accordance with GAAP.

Cash NOI, is a non-GAAP financial measure of performance. The company defines cash NOI as operating revenues (rental income, tenant reimbursements, lease termination fees, ground lease rental income and other property income) less property and related expenses (property expenses, ground lease expense, property marketing costs, real estate taxes and insurance), adjusted for non-cash revenue and operating expense items such as straight-line rent, amortization of lease intangibles, amortization of lease incentives and other adjustments. Cash NOI also excludes general and administrative expenses, depreciation and amortization, interest expense, other nonproperty income and losses, acquisition-related expense, gains and losses from property dispositions, extraordinary items, tenant improvements, and leasing commissions. Other REITs may use different methodologies for calculating cash NOI, and accordingly, the company's cash NOI may not be comparable to the cash NOIs of other REITs.

About American Assets Trust, Inc.
American Assets Trust, Inc. (the “company”) is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. The company has over 50 years of experience in acquiring, improving, developing and managing premier retail, office and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington, Texas and Hawaii.  The company's retail portfolio comprises approximately 3.1 million rentable square feet, and its office portfolio comprises approximately 2.7 million square feet. In addition, the company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and 2,112 multifamily units. In 2011, the company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission. The company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607